Exhibit 99.1

MBIA Inc. Announces the Successful Completion of its Consent Solicitation Relating to the Indentures Governing Its 6.40% Senior Notes Due 2022, 7.00% Debentures Due 2025, 7.15% Debentures Due 2027, 6.625% Debentures Due 2028 and 5.70% Senior Notes Due 2034

ARMONK, N.Y.--(BUSINESS WIRE)--November 26, 2012--MBIA Inc. (the “Company” or “MBIA”) (NYSE: MBI) announced today that it has successfully completed its consent solicitation resulting in the amendments to indentures governing its 6.40% Senior Notes due 2022, 7.00% Debentures due 2025, 7.15% Debentures due 2027, 6.625% Debentures due 2028 and 5.70% Senior Notes due 2034 (the “Notes”) described in the Company’s consent solicitation statement dated November 7, 2012 (the “Consent Statement”).

The amendments substitute one of the Company’s subsidiaries, National Public Finance Guarantee Corporation, for another subsidiary, MBIA Insurance Corporation, in the definitions of “Restricted Subsidiary” in the Indenture, dated as of August 1, 1990 (the “1990 Indenture”), and “Principal Subsidiaries” in the Senior Indenture, dated as of November 24, 2004 (the “2004 Indenture”), pursuant to which the Notes were issued.

MBIA received the consents of holders as of the record date of a majority in principal amount of all outstanding Notes under the 1990 Indenture voting as a single class and from holders as of the record date of a majority in principal amount of the outstanding 5.70% Senior Notes due 2034 issued under the 2004 Indenture, prior to the expiration time of the consent solicitation. As a result, MBIA and The Bank of New York Mellon, as trustee, have entered into supplemental indentures, which effect the above amendments to the 1990 Indenture and the 2004 Indenture described in the Consent Statement.

MBIA has made cash payments of $10.00 for each $1,000 in aggregate principal amount of Notes for which a consent was provided prior to the expiration time of the consent solicitation.

Deutsche Bank Securities Inc. acted as solicitation agent in connection with the consent solicitation.

MBIA also announced that it has repurchased approximately $170 million of outstanding principal amount of Notes issued under the 2004 Indenture in privately negotiated reverse inquiry transactions directly from holders as of the record date that had consented pursuant to the consent solicitation described above. MBIA has previously disclosed that it may repurchase its debt from time to time in the open market or in private transactions.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

About MBIA

MBIA Inc., headquartered in Armonk, New York, is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
or
Investor Relations:
Greg Diamond, +1-914-765-3190
www.mbia.com